Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
October 28, 2015		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2016 RESULTS

Minneapolis, MN, October 28, 2015 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter results for fiscal 2016. Sales of $94.6 million for the three months ended September 27, 2015 represented an increase of 6.4% from $88.9 million for the same period of the prior year. Net income for the second quarter of fiscal 2016 was $5.7 million, or $0.54 per fully diluted share, compared to net income of $6.1 million, or $0.58 per fully diluted share, for the second quarter of the previous year.

For the six months ended September 27, 2015 Hawkins reported sales of $196.1 million as compared to $186.9 million for the same period of the prior year. Net income for the first half of fiscal 2016 was $12.5 million, or $1.17 per fully diluted share, compared to $12.2 million, or $1.15 per fully diluted share for the first half of fiscal 2015.

“Our Water Treatment segment reported a higher gross profit this quarter compared to last year, with much of the growth attributable to the Florida locations we acquired last October,” said Patrick Hawkins, Chief Executive Officer and President.  “We also saw growth from most of our other Water Treatment locations. As previously noted, we have continued to invest in additional sales and infrastructure resources throughout this segment to support future growth, and these higher expenses negatively impacted the segment’s operating profit this quarter. In addition, we are pleased to have closed on another Water Treatment acquisition in Florida that further strengthens our position in that market. This acquisition added one site and the rest of its operations were integrated into our existing facilities.”

“Our Industrial segment reported another strong quarter, increasing gross profit year over year by nearly 10%,” Mr. Hawkins continued.  “We have also invested in additional sales resources to grow our Industrial business. These investments have contributed to the higher expenses reported for this segment compared to last year.”

For the second quarter of fiscal 2016, Industrial segment sales were $58.3 million, an increase of $0.4 million from the same period of the prior year. Overall volumes were consistent with the same period a year ago. The growth in sales dollars was driven by a shift in product mix to increased sales of products with higher per-unit selling prices, offsetting decreased volumes of lower-priced bulk commodity products at select accounts. Water Treatment segment sales were $36.2 million for the current quarter, an increase of $5.3 million, or 17.1%, from the same period of the prior year. Sales at our Florida locations acquired in the third quarter of fiscal 2015 were $4.2 million. Also contributing to the year-over-year increase was increased sales volumes across many of our other branches. Volume growth outpaced growth in sales dollars due to increased sales of products with lower per-unit selling prices.

Company-wide gross profit for the second quarter of fiscal 2016 was $19.8 million, or 20.9% of sales, an increase of 9.3% from $18.1 million, or 20.4% of sales, for the same period of the prior year. The LIFO method of valuing inventory had a nominal impact on gross profit for the quarter, and decreased gross profit by $0.2 million for the same period of the prior year.

Gross profit for the Industrial segment was $9.2 million, or 15.7% of sales, for the quarter as compared to $8.4 million, or 14.4% of sales, for the same period of the prior year. While volumes were consistent year-over-year, increased sales of certain products that generate higher per-unit margins more than offset the impact from decreased volumes of lower-margin bulk commodity products. The LIFO method of valuing inventory had a nominal impact on gross profit in the first quarter of the current year but decreased gross profit by $0.1 million in the prior year.
Gross profit for the Water Treatment segment was $10.6 million, or 29.3% of sales, for the quarter as compared to $9.8 million, or 31.5% of sales, for the same period of the prior year. The increase in gross profit dollars was primarily driven by our Florida locations acquired in the third quarter of fiscal 2015, in addition to increases in volumes sold in our other branches. Gross profit as a percentage of sales decreased in part due to the addition of the seven Florida locations that have lower per-branch revenues and the costs to operate represent a higher percentage of their sales than many of our existing branches. The LIFO method of valuing inventory had a nominal impact on gross profit in the first quarter of the current year but decreased gross profit by $0.1 million in the prior year.

Company-wide selling, general and administrative expenses were $10.3 million for the quarter as compared to $8.3 million for the same period of the prior year. The expense increase was partially driven by our Florida locations acquired in the third quarter of fiscal 2015 in our Water Treatment segment, as well as the addition of sales personnel in other Water Treatment locations and in our Industrial sales group.

During the second quarter of fiscal 2016 the Company recorded income tax expense of $0.3 million related to a preliminary audit finding by a state income tax jurisdiction covering multiple years, reducing our net income by $0.3 million, or $0.03 per fully diluted share.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 39 facilities in 17 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

-more-

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2016 RESULTS
October 28, 2015

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Sales	$94,592	$88,881	$196,088	$186,917
Cost of sales	(74,781)	(70,759)	(155,542)	(150,299)
Gross profit	19,811	18,122	40,546	36,618
Selling, general and administrative expenses	(10,303)	(8,271)	(20,194)	(17,146)
Operating income	9,508	9,851	20,352	19,472
Interest (expense) income, net	(15)	(18)	6	(4)
Income before income taxes	9,493	9,833	20,358	19,468
Income tax provision	(3,815)	(3,686)	(7,889)	(7,300)
Net income	$5,678	$6,147	$12,469	$12,168

Weighted average number of shares outstanding - basic	10,545,992	10,558,173	10,563,267	10,564,107
Weighted average number of shares outstanding - diluted	10,589,824	10,603,931	10,614,484	10,616,874

Basic earnings per share	$0.54	$0.58	$1.18	$1.15
Diluted earnings per share	$0.54	$0.58	$1.17	$1.15

Cash dividends declared per common share	$0.40	$0.38	$0.40	$0.38

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